ADDENDUM TO COMMON STOCK PURCHASE WARRANT

Date: March ___, 2013

Addendum to **Common Stock Purchase Warrant** dated November 15, 2012, between GREAT CHINA MANIA HOLDINGS, INC., a corporation organized under the laws of the State of Florida (the "**Company**"), and KODIAK CAPITAL GROUP, LLC, a Delaware limited liability company (the "**Holder**").

It is understood and agreed between the Parties hereto and to the above **Common Stock Purchase Warrant**, that the said Warrant be amended as follows:

Page	Original text:	Amended text:
1	Right to Purchase _______________ shares of Common Stock of GREAT CHINA MANIA HOLDINGS, INC. (subject to adjustment as provided herein)	Right to Purchase the number of shares of Common Stock of GREAT CHINA MANIA HOLDINGS, INC. (subject to adjustment as provided herein) equivalent to up to 6% of the Facility Amount)
1	GREAT CHINA MANIA HOLDINGS, INC., a corporation organized under the laws of the State of Florida (the "**Company**"), hereby certifies that, for value received, KODIAK CAPITAL GROUP, LLC, a Delaware limited liability company (the "**Holder**"), is entitled, subject to the terms set forth below, to purchase from the Company at any time after the Issue Date until 5:00 p.m., PST on the **first** anniversary of the Issue Date (the "**Expiration Date**"), 6% of the Facility Amount fully paid and non-assessable shares of Common Stock (the "**Warrant Shares**") at a per share purchase price of **$0.01.**	GREAT CHINA MANIA HOLDINGS, INC., a corporation organized under the laws of the State of Florida (the "**Company**"), hereby certifies that, for value received, KODIAK CAPITAL GROUP, LLC, a Delaware limited liability company (the "**Holder**"), is entitled, subject to the terms set forth below, to purchase from the Company at any time after the Issue Date until 5:00 p.m., PST on the **first** anniversary of the Issue Date (the "**Expiration Date**"), up to 6% of the Facility Amount fully paid and non-assessable shares of Common Stock (the "**Warrant Shares**") at a per share purchase price of **$0.01.**
1		*Added paragraph D:* D. Terms not defined herein shall have the meanings set forth in the **Investment Agreement** dated November 15, 2012, and any amendments thereto.
2	1. Exercise of Warrant. 1.1. Number of Shares Issuable	1. Exercise of Warrant. 1.1. Number of Shares Issuable

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	<u>upon Exercise</u>. From and after the Issue Date through and including the Expiration Date, the Holder hereof shall be entitled to receive, upon exercise of this Warrant in whole in accordance with the terms of subsection 1.2 or upon exercise of this Warrant in part in accordance with subsection 1.3, up to that number of shares of Common Stock as the Holder is then entitled to receive upon such exercise in accordance with the terms set forth herein. 1.2. <u>Full Exercise</u>. This Warrant may be exercised in full by the Holder hereof by delivery of an original or facsimile copy of the form of subscription attached as Exhibit A hereto (the "**Subscription Form**") duly executed by the Holder and surrender of the original Warrant within five (5) days of exercise, to the Company at its principal office or at the office of its Warrant Agent (as provided hereinafter), accompanied by payment equal to the amount obtained by multiplying the number of shares of Common Stock for which this Warrant is then exercisable by the Exercise Price then in effect, which payment shall be made in accordance with the terms set forth in subsection 1.4 hereof. 1.3. <u>Partial Exercise</u>. This Warrant may be exercised in part (but not for a fractional share) by surrender of this Warrant in the manner and at the place provided in subsection 1.2 except that the amount payable by the Holder on such partial exercise shall be the amount obtained by multiplying (a) the number of whole shares of Common Stock designated by the Holder in the Subscription Form by (b) the Exercise Price then in effect, which payment shall be made in accordance with the terms set forth in subsection 1.4 hereof. On any such partial exercise, the Company,	<u>upon Exercise</u>. From and after the Issue Date through and including the Expiration Date, upon exercise of this Warrant in accordance with the terms of subsection 1.2, the Holder hereof shall be entitled to receive up to 6% of the Facility Amount to be issued in proportion to the size of the Put Amount. In the event the Company utilizes less than $800,000 of the Facility Amount, the Holder shall be entitled to receive 2.4% of the Facility Amount. The number of shares issuable upon exercise is subject to the exercise limitations set forth in subsection 1.4 hereof. 1.2. <u>Exercise</u>. This Warrant may be exercised by the Holder hereof by delivery of an original or facsimile copy of the form of subscription attached as Exhibit A hereto (the "**Subscription Form**") duly executed by the Holder and surrender of the original Warrant within five (5) days of exercise, to the Company at its principal office or at the office of its Warrant Agent (as provided hereinafter), accompanied by payment equal to the amount obtained by multiplying (a) the number of whole shares of Common Stock designated by the Holder in the Subscription Form by (b) the Exercise Price, which payment shall be made in accordance with the terms set forth in subsection 1.3 hereof. On any such partial exercise, the Company, at its expense, will forthwith issue and deliver to or upon the order of the Holder hereof a new Warrant of like tenor and having the same terms as set forth herein, in the name of the Holder hereof or as such Holder (upon payment by such Holder of any applicable transfer taxes) may request, the whole number of shares of Common Stock for which such Warrant may still be exercised. 1.3. <u>Form of Payment</u>. Upon

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	at its expense, will forthwith issue and deliver to or upon the order of the Holder hereof a new Warrant of like tenor and having the same terms as set forth herein, in the name of the Holder hereof or as such Holder (upon payment by such Holder of any applicable transfer taxes) may request, the whole number of shares of Common Stock for which such Warrant may still be exercised. 1.4. <u>Form of Payment</u>. Upon the exercise of this Warrant (in whole or in part), the exercise price payable in connection therewith, which shall be determined as provided in subsection 1.2 or 1.3 hereof, as applicable (the "**Aggregate Exercise Price**"), shall be paid by Holder to the Company either in cash, wire transfer or by certified or official bank check payable to the order of the Company in an amount equal to the Aggregate Exercise Price.	the exercise of this Warrant (in whole or in part), the exercise price payable in connection therewith, which shall be determined as provided in subsection 1.2 hereof, as applicable (the "**Aggregate Exercise Price**"), shall be paid by Holder to the Company either in cash, wire transfer or by certified or official bank check payable to the order of the Company in an amount equal to the Aggregate Exercise Price. *Former subsection 1.5 renumbered as 1.4* *Former subsection 1.6 renumbered as 1.5* *Former subsection 1.7 renumbered as 1.6*

All other terms and conditions shall remain unchanged and in full force and effect. Having read the foregoing, we the undersigned hereby ratify, approve, accept, confirm and acknowledge the same to be a part of the Common Stock Purchase Warrant.

GREAT CHINA MANIA HOLDINGS, INC.

By: ______________________________

Name: Yau Wai Hung, CEO

KODIAK CAPITAL GROUP, LLC

By: ______________________________

Name: Ryan Hodson, Managing Director

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